Exhibit 10.8

Execution Version

STOCKHOLDER’S AGREEMENT

BY AND AMONG

SAFEHOLD INC.,

iSTAR INC.,

MSD VAULT INVESTMENTS, LLC, AND

MSD EIV PRIVATE VAULT, LLC

Dated as of

March 31, 2023

STOCKHOLDER’S AGREEMENT

This STOCKHOLDER’S AGREEMENT (as the same may be amended, modified or supplemented from time to time, this “Agreement”), dated as of March 31, 2023, is made and entered into by and among SAFEHOLD INC., a Maryland corporation (the “Safe”), iSTAR INC., a Maryland corporation (“Star”), MSD Vault Investments, LLC, a Delaware limited liability company (“Vault”), and MSD EIV Private Vault, LLC, a Delaware limited liability company (“EIV Private” and collectively with Vault, “Investor”), and shall become effective upon the Effective Time.

WHEREAS, pursuant to a Stock Purchase Agreement, dated as of August 10, 2022, by and among MSD Partners, L.P., an affiliate of Investor (“MSD”), Star, and Safe (the “Stock Purchase Agreement”), MSD purchased 5,405,406 shares of the common stock, par value $0.001 per share, of Safe (the “Company Common Stock”);

WHEREAS, the parties desire to enter into this Agreement to govern the arrangements set forth herein among them effective from and after the closing of the merger under the Agreement and Plan of Merger, dated as of August 10, 2022, between Star and Safe, pursuant to which Safe will merge with and into Star, with Star being the surviving corporation of the Merger (the “Surviving Corporation,” and such merger transaction, the “Merger”); and

WHEREAS, Investor, Star and Safe are also entering into a Registration Rights Agreement on the date hereof (such agreement, together with the Stock Purchase Agreement, the “Related Documents”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I
DEFINED TERMS

Section 1.1. Defined Terms. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person.

“Board” means the Board of Directors of the Company.

“Business Day” means any day which is not a Saturday a Sunday or a day on which commercial banks in New York, New York are not open for business.

“Closing” shall have the meaning given to such term in the Stock Purchase Agreement.

“Company” means: (i) prior to the Effective Time, Safe, and (ii) following the Effective Time, the Surviving Corporation.

“Company Securities” means (i) Equity Securities, (ii) Convertible Company Securities, (iii) Voting Securities, (iv) any preferred equity or debt securities and instruments of the Company, the Operating Partnership or any of their subsidiaries, and (v) any options, warrants or rights to acquire any of the foregoing.

“Convertible Company Securities” means any Company Securities (other than Equity Securities) that provide the holder a right to acquire Equity Securities of the Company or the Operating Partnership, including options, warrants and debt or preferred securities that are convertible into or exchangeable for any Equity Securities.

“Effective Time” means the effective time of the Merger.

“Equity Securities” means any common equity securities of the Company or the Operating Partnership, irrespective of voting interests, that entitle the holder thereof to receive common dividends and distributions as and when declared and paid by the Board and/or the Operating Partnership (including where subject to applicable vesting), including Company Common Stock, OP units and LTIP units.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time (or any corresponding provision of succeeding law), and the rules and regulations thereunder.

“fully diluted” or “fully diluted economic interests” means (irrespective of the meaning of such term(s) under United States generally accepted accounting principles) as determined inclusive of all outstanding Equity Securities.

“Group Owner” means MSD Capital, L.P. and MSD Partners (GP), LLC.

“LTIP units” means long term incentive units of partnership interest in the Operating Partnership.

“Minimum Ownership Amount” means a number of shares of Company Common Stock equal to 5% of the Company Common Stock outstanding from time to time, excluding from the denominator (a) any Net New Common Stock issued in the current or prior calendar quarter for which corresponding Quarterly Top Up Shares remain subject to potential acquisition by Investor pursuant to the Quarterly Top Up Right described in Section 2.2, and (b) any New Common Stock as to which the Top Up Right does not apply (including pursuant to Section 2.3(b)).

“New Common Stock” means any Company Common Stock that the Company issues or sells at any time or from time to time following the date of this Agreement.

“NYSE” means the New York Stock Exchange.

“OP units” means common units of limited partnership interests in the Operating Partnership.

“Operating Partnership” means Safehold Operating Partnership, LP, a Delaware limited partnership.

“Opt-Out Notice” means a notice delivered by Holder to the Company instructing the Company not to deliver any notices with respect to Large Issuances or Investor’s Large Issuance Top Up Right, which notice shall be effective for the term specified therein.

“Ownership” means, with respect to any security, the ownership of such security by any “Beneficial Owner,” as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Own,” “Owned” and “Owner” shall have correlative meaning.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

“Registration Rights Agreement” means that certain Registration Rights Agreement, of even date herewith, by and between the Company and Investor.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended (or any successor regulation).

“Stockholder Group” means, collectively, each Group Owner and each of their respective controlled Affiliates (including Investor).

“Termination Date” means the earliest date on which the Stockholder Group collectively ceases to Own the Minimum Ownership Amount; provided that if the Investor is entitled to a Top Up Right as of the date upon which the Stockholder Group collectively ceases to Own the Minimum Ownership Amount, then the date upon which Ownership of the Minimum Ownership Amount shall be assessed shall be the earlier to occur of (i) if the Investor fails to exercise its Top Up Right in accordance with the terms of this Agreement, the 11th Business Day following the date of the Large Issuance Notice or Quarterly Top Up Notice provided to the Investor in respect of such Top Up Right and (ii) if the Investor exercises its Top Up Right in accordance with the terms of this Agreement, the Business Day following the date upon which Company Common Stock is issued pursuant to an exercise of such Top Up Right.

“Transfer” means any offer, sale, assignment, encumbrance, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), of any Company Security or interest in any Company Security. “Transferred,” “Transferor” and “Transferee” and similar expressions shall have corresponding meanings.

“Voting Securities” means Company Common Stock and all other securities of the Company or its subsidiaries entitled to vote on any matter coming before the stockholders of the Company for a vote from time to time (whether at a meeting or by written consent), disregarding the effect of Section 3.1.

Section 1.2. Table of Defined Terms. Terms that are not defined in Section 1.1 have the respective meanings set forth in the following Sections:

DEFINED TERM	SECTION NO.
Agreement	Preamble
Antitrust Laws	Section 2.1(b)
Board Observer	Section 4.1(a)
Code	Section 5.1(e)
Committee	Section 4.1(a)
Company Common Stock	Recitals
EIV Private	Preamble
HSR Act	Section 2.1(b)
Investor	Preamble
JAMS	Section 5.5(b)
Large Issuance	Section 2.1(a)
Large Issuance Exercise Notice	Section 2.1(b)
Large Issuance Notice	Section 2.1(b)
Large Issuance Top Up Right	Section 2.1(a)
Merger	Recitals
MSD	Recitals
Net New Common Stock	Section 2.2(b)
Quarterly Top Up Exercise Notice	Section 2.2(d)
Quarterly Top Up Notice	Section 2.2(b)
Quarterly Top Up Right	Section 2.2(a)
Quarterly Top Up Shares	Section 2.2(b)
Related Documents	Recitals
Safe	Preamble
Star	Preamble
Stockholder Representative	Section 5.3(a)
Stock Purchase Agreement	Recitals
Surviving Corporation	Recitals
Top Up Right	Section 2.2(a)
Top Up Shares	Section 2.3(c)
Vault	Preamble

ARTICLE II
TOP UP RIGHTS

Section 2.1. Large Issuance Top Up Right.

(a) Large Issuance Top Up Right. For so long as the Stockholder Group collectively Owns at least the Minimum Ownership Amount, then in connection with each issuance of New Common Stock with an aggregate value equal to or in excess of $1.0 million (a “Large Issuance”), Investor shall have the right (in accordance with this Section 2.1), but not the obligation, to purchase from the Company, and the Company shall have the obligation to sell to Investor, following the closing of the Large Issuance, up to the number of shares of Company Common Stock equal to the product of (i) the Investor’s pro rata percentage Ownership of Company Common Stock outstanding immediately prior to the Large Issuance (such percentage ownership calculated as if any Net New Common Stock issued in the current or prior calendar quarter for which corresponding Quarterly Top Up Shares remain subject to potential acquisition by Investor pursuant to the Quarterly Top Up Right described in Section 2.2 are not outstanding) multiplied by (ii) the number of shares of New Common Stock issued in the Large Issuance (such right, the “Large Issuance Top Up Right”). Notwithstanding anything in the foregoing to the contrary, issuances of New Common Stock pursuant to an at-the-market program or dividend reinvestment program shall be deemed not to constitute Large Issuances, and issuances of New Common Stock pursuant to such programs shall be addressed through the Quarterly Top-Up Right pursuant to Section 2.2.

(b) Procedures. The Company will give Investor written notice (a “Large Issuance Notice”) of its intention to issue New Common Stock in a Large Issuance as soon as practicable, but in no event later than the time authorization for such Large Issuance is granted by the Board; provided that the Company shall not deliver any Large Issuance Notice to the Investor if the Company shall have received an Opt-Out Notice form the Investor, for so long as the Opt- Out Notice remains in effect in accordance with its terms. The Large Issuance Notice shall describe the price (or range of prices), anticipated number of shares of New Common Stock to be issued, timing and other material terms of the Large Issuance, as well as the number of shares of New Common Stock that Investor is entitled to purchase pursuant to the Large Issuance Top Up Right. Investor will have ten (10) Business Days from the date of the Large Issuance Notice to advise the Company in writing (a “Large Issuance Exercise Notice”) that it intends to exercise its Large Issuance Top Up Right and the applicable number of shares of New Common Stock it determines to acquire. Subject to Section 2.3 below, a Large Issuance Top Up Right may be exercised in whole or in part. If Investor delivers a Large Issuance Exercise Notice with respect to a Large Issuance, then closing for Investor’s Large Issuance Top Up Right will be contingent upon, and will take place simultaneously with, or as soon as practicable after, the closing of such Large Issuance. If Investor determines that an advance filing is required under the Hart-Scott- Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or any other antitrust law (collectively with the HSR Act, the “Antitrust Laws”) in connection with its acquisition of New Common Stock in a Large Issuance, then closing for Investor’s Large Issuance Top Up Right shall not occur until after all clearances, authorizations, consents, or waiting period expirations or terminations as may be required under any Antitrust Law have been obtained. Failure by Investor to deliver a Large Issuance Exercise Notice within ten (10) Business Days from the date of delivery of the Large Issuance Notice shall be deemed a waiver of Investor’s Large Issuance Top Up Right with respect to such Large Issuance. Investor agrees that it will, and will cause each member of the Stockholder Group to, maintain the confidentiality of any information included in any Large Issuance Notice delivered by the Company unless otherwise required by law, regulation, government order or subpoena. Investor acknowledges that information included in any Large Issuance Notice may constitute material non-public information and effecting an acquisition or disposition of any Company securities while in possession of such material non-public information may constitute a violation of applicable U.S. federal securities laws.

(c) The per-share purchase price for the New Common Stock issued by the Company pursuant to the Large Issuance Top Up Right shall equal the per-share purchase price, consideration or implied value paid by investors for the New Common Stock being issued in the Large Issuance.

(d) For the avoidance of doubt, the Company shall not be obligated to consummate any proposed Large Issuance, nor be liable to Investor if the Company fails to consummate any proposed Large Issuance for whatever reason.

Section 2.2. Quarterly Top Up Right.

(a) Quarterly Top Up Right. For so long as the Stockholder Group collectively Owns at least the Minimum Ownership Amount, Investor shall have the right (in accordance with this Section 2.2), but not the obligation, to purchase from the Company, and the Company shall have the obligation to sell to Investor, in each calendar quarter following the Closing, up to an aggregate number of shares of Net New Common Stock equal to the Quarterly Top Up Shares (defined below) for the prior quarter (such right, the “Quarterly Top Up Right”). The Large Issuance Top Up Right and the Quarterly Top Up Right are sometimes referred to herein collectively as the “Top Up Right.”

(b) Quarterly Top Up Notice. Within thirty (30) days after the end of each calendar quarter following the Effective Time, the Company shall provide to Investor a notice (each, a “Quarterly Top Up Notice”) disclosing the aggregate number of shares of New Common Stock issued by the Company in such calendar quarter, less (i) any shares of New Common Stock reacquired by the Company during such calendar quarter and (ii) any shares of New Common Stock issued in a Large Issuance during such calendar quarter as to which Investor exercised its Large Issuance Top Up Right (such number, less the items described in clauses (i) and (ii), being referred to as the “Net New Common Stock” for such quarter) and the aggregate number of shares of Company Common Stock reflected on the books and records of the Company’s transfer agent as held by the Stockholder Group as at the end of such calendar quarter; provided, however, that the Net New Common Stock for the calendar quarter in which this Agreement commences shall equal the number of shares of Net New Common Stock issued by the Company for the period beginning on the date of this Agreement and ending on the last day of such calendar quarter. The “Quarterly Top Up Shares” for a given calendar quarter shall equal that number of shares of Company Common Stock equal to the product of (i) the Investor’s pro rata percentage Ownership of Company Common Stock Outstanding as of the end of such calendar quarter multiplied by (ii) the number of shares of Net New Common Stock issued during such calendar quarter.

(c) Certificate from Stockholder. In order to assist the Company in calculating the number of Quarterly Top Up Shares that Investor will have the option to purchase in any given calendar quarter, the Company shall notify Investor, at the end of any given calendar quarter, of the aggregate number of shares of Company Common Stock reflected on the books and records of the Company’s transfer agent as held by the Stockholder Group as at the end of such calendar quarter, and if Investor desires to exercise its Quarterly Top Up Right, Investor shall, within ten (10) Business Days following receipt of such Notice, notify the Company of the number of shares of Company Common Stock (calculated on a fully diluted basis) that the Stockholder Group Owned as of the end of such calendar quarter.

(d) Quarterly Top Up Exercise Notice. Within ten (10) Business Days after Investor receives a Quarterly Top Up Notice from the Company, Investor, if it so elects, shall provide the Company with written notice (each, a “Quarterly Top Up Exercise Notice”) that it is exercising the Quarterly Top Up Right for the applicable quarter. Subject to Section 3.3 below, a Quarterly Top Up Right may be exercised in whole or in part.

(e) Issuance of Common Stock. Subject to the terms and conditions hereof, closings of the sale and issuance of the Company Common Stock to be purchased by Investor each quarter under this Agreement shall occur on the tenth (10th) Business Day following Investor’s delivery of a Quarterly Top Up Exercise Notice to the Company or such other day as is agreed by the parties hereto. If Investor determines that an advance filing is required under any Antitrust Law in connection with its acquisition of Company Common Stock as described in this Section 2.2, then the closing related to such acquisition shall not occur until after all clearances, authorizations, consents, or waiting period expirations or terminations as may be required under any Antitrust Law have been obtained.

(f) Purchase Price. The per-share purchase price for the Company Common Stock issued by the Company pursuant to the Quarterly Top Up Right in a given quarter shall be included in the Quarterly Top Up Notice and shall equal the weighted average per-share purchase price, consideration or implied value paid by investors for the Net New Common Stock issued.

Section 2.3. Additional Top Up Right Terms.

(a) Stockholder Group. Notwithstanding anything herein to the contrary, Investor shall be entitled to exercise Top Up Rights pursuant to this Article II in its own capacity as well as on behalf of another member of the Stockholder Group, in which case references in this Section 2.3 to Investor shall be deemed to be references to such other member of the Stockholder Group, unless the context otherwise requires. For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall the Stockholder Group, collectively, have the right to exercise Top Up Rights to acquire Top Up Shares in an amount that is, in the aggregate, in excess of the number of Top Up Shares to which Investor would be entitled to acquire hereunder individually in connection with any given Top Up Right.

(b) Exceptions. Notwithstanding anything in this Article II to the contrary, no Top Up Right shall apply to (i) issuances of New Common Stock with respect to which the Company reasonably determines in good faith that the exercise of such Top Up Right would violate applicable law or would require the Company to obtain a stockholder approval pursuant to applicable rules and regulations of the NYSE that would not be required in the absence of Investor’s exercise of a Top Up Right; and (ii) issuances of New Common Stock pursuant to the Company’s equity compensation plans.

(c) Delivery of Shares. At each closing for any shares of Company Common Stock acquired by Investor pursuant to a Top Up Right hereunder (collectively, “Top Up Shares”), the Company will, or will cause its transfer agent to, electronically transfer the Top Up Shares to be sold at such closing to Investor against payment by or on behalf of Investor of the aggregate purchase price for the shares as provided herein by wire transfer to an account designated by the Company, or by such other means as shall be mutually agreeable to Investor and the Company. Each closing shall take place at the offices of the Company or by mail or email facilities or such other place or means as the Company and Investor may agree. The Company hereby represents and warrants to Investor and each member of the Stockholder Group, as of the date hereof, and as of each closing for any shares of Company Common Stock acquired by Investor (or any member of the Stockholder Group) pursuant to the terms of this Agreement, that (i) the Company has the requisite corporate power and authority to sell the Top Up Shares and that all the Top Up Shares are (or at the time of closing will be) duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board is required, (ii) the issuance of the Top Up Shares does not (or at the time of closing will not) (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (b) result in any violation of the organizational documents of the Company; or (c) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, and (iii) when issued, delivered and paid for in the manner set forth in this Agreement, the Top Up Shares are (or at the time of closing will be) (a) free and clear of any and all liens, claims, options, charges, pledges, security interests, deeds of trust, voting agreements, voting trusts, encumbrances or restrictions of any nature, other than restrictions on transfer set forth in the Company’s organizational documents, (b) validly issued, fully paid and nonassessable and (c) not issued in violation of any preemptive rights, rights of first refusal or other similar rights pursuant to the Company’s organizational documents or any agreement or commitment of the Company.

(d) Securities Law Matters. Investor understands and agrees that any Top Up Shares acquired by it hereunder are being offered and issued to it in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. No U.S. federal or state agency or any other government or governmental agency has passed or will pass on, or made or will make any recommendation or endorsement of, the Top Up Shares or the fairness or suitability of an investment in the Top Up Shares. Investor is and will be an “accredited investor”, as that term is defined in Rule 501(a) of Regulation D under the Securities Act, at any time it acquires Top Up Shares hereunder. Investor understands that its investment in the Top Up Shares involves a high degree of risk, and Investor is able to afford a complete loss of such investment. Investor has or will seek such accounting, legal and tax advice as necessary to make an informed investment decision with respect to its acquisition of the Top Up Shares. Investor will purchase the Top Up Shares for its own account for investment and not with a view toward, or for resale in connection with, the public sale or distribution thereof. Investor understands that the Top Up Shares will be “restricted securities” under applicable U.S. federal securities laws and that the Securities Act and the rules and regulations promulgated thereunder provide in substance that Investor may dispose of the Top Up Shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and Investor understands that, except as provided in the Registration Rights Agreement, the Company has no obligation or intention to register the offer and resale of any of the Top Up Shares, or to take action so as to permit sales pursuant to the Securities Act (including Rule 144 thereunder). Consequently, Investor understands that Investor may bear the economic risks of its investment in the Top Up Shares for an indefinite period of time. Investor understands that the certificates or other instruments representing any Top Up Shares may bear legends as required by the Company’s charter documents, the Securities Act and the “blue sky” laws of any state as reasonably determined by the Company (and a stop-transfer order may be placed against transfer of such share certificates). Each of the Company and Investor acknowledge that it may have reporting obligations under applicable law with respect to the exercise of Top Up Rights hereunder.

ARTICLE III
TRANSFER RESTRICTIONS; STANDSTILL

Section 3.1. Transfer Restrictions. No member of the Stockholder Group shall Transfer any Company Securities on or before (a) the nine-month anniversary of the Closing, if the Closing occurs on or prior to December 31, 2022, and (b) the later to occur of (I) September 30, 2023 and (II) the three-month anniversary of the Closing, if the Closing occurs on or after January 1, 2023 (the “Lock-Up Termination Date”), other than Transfers (i) among the Stockholder Group, (ii) with the prior written consent of the Company, which consent will not be unreasonably withheld, and (iii) pursuant to any bona fide pledging, margin loan or similar agreement or arrangement with a bona fide financing institution so long as the Stockholder Group retains the sole voting control over the right to vote such shares in the absence of a default thereunder; provided that, if any member of the Stockholder Group ceases to be a part of the Stockholder Group before the Lock-Up Termination Date, any Company Securities Transferred to such member pursuant to clause (i) of this Section 3.1 shall be Transferred back to the Stockholder Group prior to or concurrently with the time such member ceases to be a part of the Stockholder Group.

Section 3.2. Standstill. The Company and Investor agree that the standstill provisions of the Confidentiality Agreement between them, dated as of July 20, 2022 are hereby terminated. Investor hereby agrees that until the date on which the Stockholder Group collectively Owns less than the Minimum Ownership Amount, Investor will not, and will cause each member of the Stockholder Group not to, without the prior written consent of the Board:

(a) other than as a result of any stock split, stock dividend or distribution or similar involuntary transaction, purchase or otherwise acquire (or agree to acquire, propose or offer to acquire) any Company Common Stock and other Company Securities above the ownership limit set forth in the Company’s charter or any exception thereto granted to Investor;

(b) solicit proxies or written consents of stockholders with respect to, or from the holders of, any Voting Securities, or make, or in any way participate in, any solicitation of any proxy, consent or other authority to vote any Voting Securities, with respect to the election of directors that have not been approved and recommended by the independent directors of the Company or any other matter that has not been approved and recommended by the Company, otherwise conduct any nonbinding referendum with respect to the Company, or become a participant in, or seek to advise or encourage any person in, any proxy contest or any solicitation with respect to the Company not approved and recommended by the independent directors of the Company, including relating to the removal or the election of directors;

(c) form, join or in any other way participate in a “group,” within the meaning of Section 13(d)(3) of the Exchange Act (excluding members of the Stockholder Group) with respect to any Voting Securities, or otherwise advise, encourage or participate in any effort by a third party with respect to the matters set forth in clause (b) above;

(d) deposit any Voting Securities in a voting trust or similar contract, arrangement or agreement or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement, or grant any proxy with respect to any Voting Securities, in each case, other than (i) any proxy granted to the Company or a Person specified by the Company in a proxy card (paper or electronic) provided to stockholders of the Company by or on behalf of the Company or the Board or (ii) pursuant to any bona fide pledging, margin loan or similar agreement or arrangement with a bona fide financing institution so long as Investor retains the sole voting control over the right to vote such shares in the absence of a default thereunder;

(e) call, or publicly request the call of, a special meeting of the stockholders of the Company, make a stockholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the stockholders of the Company, or initiate or propose any action by written consent of the stockholders of the Company;

(f) seek representation on the Board or the removal of any director from the Board or propose or request to, or otherwise act, alone or in concert with others, to seek to, change the management, Board, governance structure, policies (including dividend policies), capitalization, corporate structure or organizational documents of the Company;

(g) publicly solicit, effect, offer or propose to effect, or cause, or in any way knowingly assist or facilitate any other person to effect or seek, offer or propose to effect, any merger, consolidation, business combination, tender or exchange offer, sale or purchase of material assets, sale or purchase of more than a majority of the Company’s Voting Securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving the Company or any of its subsidiaries; provided that nothing in this Agreement shall prohibit Stockholder Group from tendering or exchanging any Company Securities in an exchange offer or tender offer initiated by a third party and not in breach of the Investor’s obligations pursuant to this Agreement and provided further that the foregoing limitations shall not relate to any transaction involving bank debt or debt securities of the Company or its subsidiaries, including, without limitation, the acquisition of such debt, the enforcement of any rights thereunder and any restructuring of such debt;

(h) make or issue, or cause to be made or issued, any public disclosure, statement, comment or announcement, including the filing or furnishing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist or analyst or the press or media (including social media), in support of any solicitation described in clause (b) above;

(i) contest the validity or enforceability of the agreements contained in this Section 3.1 (including this clause (i));

(j) take any action which could reasonably be expected to cause or require the Company to make a public announcement, disclosure or filing regarding any of the foregoing, or publicly request to amend, waive or terminate any provision of this Section 3.1;

(k) enter into any agreement, arrangement or understanding with a third party with respect to any of the foregoing; or

(l) advise, assist, intentionally encourage or seek to persuade others to take any action with respect to any of the foregoing; it being understood and agreed that nothing in this Section 3.1 shall not limit (i) the activities of any director or Board Observer of the Company taken in good faith in his or her capacity as a director or Board Observer or any member of the Advisory Board of Safehold GL Holdings LLC (“GL Holdings”) (or any other entity in which any member of the Stockholder Group acquires securities pursuant to that certain Subscription Agreement, dated as of August 10, 2022, by and between GL Holdings, Safe and Investor (the “Subscription Agreement”)) designated by Investor taken in good faith in his or her capacity as a director or Board Observer or (ii) the rights of any member of the Stockholder Group to enforce its rights under any agreement with the Company or its affiliates (including the organizational documents of GL Holdings and the Subscription Agreement).

ARTICLE IV
BOARD OBSERVER RIGHTS

Section 4.1. Board Observer Rights.

(a) Subject to Section 4.1(d), Investor shall have the right to designate one representative (the “Board Observer”) to attend, as a non-voting observer, each meeting of the Board, whether such meeting is conducted in person or by teleconference or videoconference. The appointment of a Board Observer pursuant to this Section 4.1(a) shall be effective upon written notice from Investor to the Company of the name and contact information of the individual so appointed. If the individual appointed to act as Board Observer is no longer able or willing to act as Board Observer, or is not able or willing to attend one or more meetings of the Board, Investor may appoint another individual to act as Board Observer. If Investor determines that it does not wish to retain the right to designate a Board Observer, Investor may deliver a notice informing the Company of the same, and the rights and obligations of Investor, the Company and any Board Observer pursuant to this Section 4.1 shall terminate immediately upon delivery of such notice and this Section 4.1 shall be of no further force and effect.

(b) A Board Observer shall have the right to present matters for consideration by the Board and to speak on matters presented by others at such meetings of the Board. A Board Observer shall not have the right to vote on any matter presented to the Board. Subject to the confidentiality provisions of Section 4.1(e), the Company shall cause the Board Observer to be provided with copies of all notices, minutes, presentations, reports, and other materials that the Company provides to members of the Board when such documents and materials are provided to members of the Board, including every form of action by unanimous consent in lieu of a meeting of the Board, together with the exhibits and annexes to any such consent. The Board Observer shall be entitled to the same notice as is provided for regular or special meetings of the Board under the Company’s charter and bylaws.

(c) Notwithstanding the foregoing, the Company may exclude the Board Observer from accessing any material or attending any meeting, or any portion thereof, if: (i) the Board concludes in good faith, upon the advice of the Company’s outside legal counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege between the Company and such counsel; provided, however, that any such exclusion shall apply only to such portion of the material or such portion of the meeting which would be required to preserve such privilege and not to any other portion thereof; (ii) such portion of a meeting is established for the purpose of negotiating a transaction with Investor; or (iii) such portion of a meeting is an executive session limited solely to independent directors, independent auditors and/or legal counsel, as the Board may designate, and the Board Observer (if the Board Observer was a member of the Board) would not meet the then-applicable standards for independence adopted by the exchange on which the Company’s securities are then traded.

(d) Investor’s right to designate a Board Observer, or to appoint a replacement thereto, shall only apply if the Stockholder Group collectively Owns at least the Minimum Ownership Amount. If the Stockholder Group collectively cease to Own the Minimum Ownership Amount, then Investor’s right to designate a Board Observer, and the rights of any such Board Observer, under this Agreement shall terminate.

(e) The Board Observer shall hold in confidence and trust and not use or disclose any confidential information provided to or learned by him or her in connection with the Board Observer’s rights hereunder for any purpose that is adverse to the Company unless otherwise required by law, regulation or court order (except (i) in connection with Investor’s enforcement of its rights under any agreement with the Company or its affiliates or under the Company’s organizational documents or other documents granting rights to its stockholders and (ii) in connection with Investor’s the ownership and disposition of Company Securities and other investments with the Company and its affiliates); provided, however, that the Board Observer may share any such information with Investor and its Affiliates. Investor shall cause the Board Observer to enter into such further agreements or undertakings with the Company to maintain the confidentiality of information so provided as the Company may reasonably request, provided that such agreements or undertakings are consistent with the terms of this agreement and are no more restrictive than agreements or arrangements entered into by other members of the Board. The Board Observer shall not be required to enter inter or undertake any agreements or policies other than those described in the immediately preceding sentence.

(f) The Board Observer shall be entitled to the same rights to indemnification and advancement of expenses as the directors of the Company.

(g) The Company shall reimburse the Board Observer for all reasonable out-of- pocket expenses incurred by the Board Observer in connection with attendance at Board and Committee meetings. All reimbursements payable by the Company pursuant to this Section 4.1(g) shall be paid to the Board Observer in accordance with the Company’s policies and practices with respect to director expense reimbursement then in effect; provided, however, that any such reimbursement shall be paid to the Board Observer no later than comparable reimbursement is paid to the members of the Board.

ARTICLE V
GENERAL PROVISIONS

Section 5.1. Termination. This Agreement shall automatically terminate on the Termination Date. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided that such termination shall not relieve any party from liability for any breach of this Agreement or other obligations of any party incurred, in each case, prior to such termination.

Section 5.2. Notifications. Upon written request, each of Investor and the Company shall, within ten (10) Business Days of a request by the other party, provide such other party in writing with details of Investor’s Ownership of Equity Securities and other Company Securities in order to confirm the parties’ rights pursuant to this Agreement. Upon written request, the Company shall, within ten (10) Business Days of a request by Investor, provide Investor in writing with the then outstanding number of shares of Company Common Stock and such other information regarding the Company’s Equity Securities as is necessary for Investor to confirm its rights pursuant to this Agreement.

Section 5.3. Stockholder Group Representative.

(a) Investor and any and all members of the Stockholder Group who at any time and from time to time become party to this Agreement hereby irrevocably appoint EIV Private to act as a representative for the benefit of the Stockholder Group, as the exclusive agent and attorney- in-fact to act on behalf of the Stockholder Group, in connection with and to facilitate the matters contemplated by this Agreement, which shall include the power and authority:

(i) to delegate Top Up Rights to one or more members of the Stockholder Group pursuant to Section 2.1(b) hereunder.

(ii) to enforce and protect the rights and interests of the Stockholder Group arising out of or under or in any manner relating to this Agreement and the Related Documents, and to take any and all actions which EIV Private believes are necessary or appropriate under this Agreement for and on behalf of the Stockholder Group, including asserting or pursuing or defending any claim, action, proceeding or investigation by or against any member of the Stockholder Group; and

(iii) to make, execute, amend, waive (in whole or in part), acknowledge and deliver all such notices, agreements, documents, instruments or other writings required to be delivered, and, in general, to do any and all things and to take any and all actions that are necessary or proper or convenient in connection with or to carry out the matters contemplated by this Agreement; provided, however, that to the extent that EIV Private transfers Company Common Stock to other members of the Stockholder Group or such members otherwise acquire any Company Common Stock, EIV Private shall be entitled to resign as representative and agent and attorney-in- fact, and, to the extent EIV Private resigns, EIV Private and all members of the Stockholder Group shall appoint any other member of the Stockholder Group to which Company Common Stock of the Company shall have been transferred to act as a representative for the benefit of the Stockholder Group and as the exclusive agent and attorney-in-fact to act on behalf of the Stockholder Group, in connection with and to facilitate the matters contemplated by this Agreement (EIV Private or any other member of the Stockholder Group acting in such capacity, the “Stockholder Representative”). EIV Private shall provide the Company with written notice specifying the name, address and email of any new Stockholder Representative at least five (5) days prior to the effectiveness of the appointment of the new Stockholder Representative, and Schedule 1 of this Agreement shall be amended as appropriate to reflect the information contained in such notice. The new Stockholder Representative, when so duly appointed, shall, unless the context requires otherwise, be considered the “Stockholder Representative” for all purposes of this Agreement, including with respect to any notices or other communications by, to or with the Company or its Affiliates in connection with this Agreement.

(b) The Company shall have the right to rely upon all actions taken or omitted to be taken by EIV Private pursuant to this Agreement, on behalf of the members of the Stockholder Group.

(c) The grant of authority provided for herein is coupled with an interest and shall survive the bankruptcy or liquidation of EIV Private.

Section 5.4. Subsidiary Obligations. In the case of any obligation, liability or commitment of the Company created by this Agreement that would generally apply to or be understood as an obligation, liability or commitment of the Operating Partnership or other subsidiaries, the Company agrees in its capacity as general partner of the Operating Partnership or in its applicable capacity with respect of such other subsidiaries, to cause the Operating Partnership or such other subsidiaries to perform, honor or pay any such obligation, liability or commitment in accordance with the terms of this Agreement.

Section 5.5. Governing Law; Arbitration.

(a) All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and shall be construed and interpreted in accordance with, the internal laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Maryland or any other jurisdictions) that would cause the application of the laws of any jurisdiction other than the State of Maryland. Subject to paragraph (b), the Company and Investor hereby agree that (a) any and all litigation arising out of this Agreement shall be conducted only in state or Federal courts located in the State of Maryland and (b) such courts shall have the exclusive jurisdiction to hear and decide such matters. Each of the Company and Investor accepts, for itself and in respect of such Stockholder’s property, expressly and unconditionally, the nonexclusive jurisdiction of such courts and hereby waives any objection that the other party may now or hereafter have to the laying of venue of such actions or proceedings in such courts. Insofar as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in the manner set forth in Section 5.10 hereof or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon any Stockholder in any such courts. The Company and Investor hereby agree that the provisions of this Section 5.5 for service of process are intended to constitute a “special arrangement for service” in accordance with the provisions of the Foreign Sovereign Immunities Act of 1976, 28. U.S.C. Section 1608(a)(1) et seq. Nothing contained herein shall affect the right serve process in any manner permitted by law or to commence any legal action or proceeding in any other jurisdiction. Each of the Company and Investor hereby (i) expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any right, power or remedy under or in connection with this Agreement or arising from any relationship existing in connection with this Agreement, and (ii) agrees that any such action shall be tried before a court and not before a jury.

(b) Notwithstanding anything to the contrary contained in Section 5.5(a), the Company and Investor hereby agree that the Company and Investor shall have the right to elect to arbitrate and compel arbitration of any dispute hereunder through final and binding arbitration before JAMS (or its successor) (“JAMS”). Any party hereto may commence the arbitration process by filing a written demand for arbitration with JAMS, with a copy to the other Stockholder; provided, however, that either any party may, without inconsistency with this arbitration provision, apply to any court in accordance with Section 5.5(a) and seek injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Any arbitration to be conducted pursuant to this Section 5.5(b) will be conducted in New York, New York or in the State of Maryland, as determined by the party initiating the arbitration, in its sole discretion, by a three-member Arbitration Panel operating in accordance with the provisions of JAMS Streamlined Arbitration Rules and Procedures in effect at the time the demand for arbitration is filed. Each of the Company and Investor shall nominate one neutral arbitrator from the JAMS panel of neutrals, and the two arbitrators thus nominated shall select the Chair of the Arbitration Panel, also from the JAMS panel of neutrals. The arbitrators shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, but not limited to, the issuance of an injunction; provided, however, that the arbitration award shall not include factual findings or conclusions of law and no punitive damages shall be awarded. The fees and expenses of such arbitration shall be borne by the non-prevailing party, as determined by such arbitration. The provisions of this Section 5.5(b) with respect to the arbitration conducted pursuant to this Section 5.5(b) before JAMS may be enforced by any court of competent jurisdiction, and the parties seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable out-of-pocket attorney’s fees, to be paid by the party (or parties) against whom enforcement is ordered. The parties agree that this Section 5.5(b) has been included to rapidly and inexpensively resolve any disputes between them with respect to the matters described herein, and that this Section 5.5(b) shall be grounds for dismissal of any court action commenced by any party with respect to a dispute arising out of such matters, in the event the Company or Investor elects to compel arbitration.

Section 5.6. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided, that a signature delivered by facsimile, email pdf or other electronic form shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

Section 5.7. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

Section 5.8. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

Section 5.9. Entire Agreement; Amendments; Waiver. This Agreement and the Related Documents supersede all other prior oral or written agreements between Investor, the Company, their affiliates and persons or entities acting on their behalf with respect to the matters discussed herein, and this Agreement and the Related Documents contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and Investor. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

Section 5.10. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email (provided no automated notice of delivery failure is received by the sender); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to the Company:

c/o Safehold Inc.
1114 Avenue of the Americas
39th Floor
New York, New York 10036
Attention: Doug Heitner, Chief Legal Officer
Email: dheitner@safehold.com

with a copy (for informational purposes only) to:

Clifford Chance US LLP
31 W 52nd Street
New York, New York 10019
Attention: Kathleen L. Werner
Email: kathleen.werner@cliffordchance.com

If to Investor:

MSD Vault Investments, LLC
MSD EIV Private Vault, LLC
1 Vanderbilt Ave, 26th Floor
New York, NY 10017-5407
Attention: Marcello Liguori
Email: mliguori@msdpartners.com

with copies to:

Hogan Lovells US
555 13th Street NW
Washington, D.C. 20004

Attention:	Bruce W. Gilchrist
Katherine Keeley

Email:	bruce.gilchrist@hoganlovells.com katherine.keeley@hoganlovells.com

Section 5.11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of Investor. Investor may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company, in connection with a permitted transfer of shares of Company Common Stock to another member of the Stockholder Group, in which event such assignee shall be deemed to be included as Investor hereunder with respect to such assigned rights and obligations and such transferor shall cease to be deemed the Investor pursuant to this Agreement and shall cease to have the rights and obligations of the Investor pursuant to this Agreement. In the event that Investor transfers all of its shares of Company Common Stock, such transferor shall cease to cease to be deemed the Investor pursuant to this Agreement and shall cease to have the rights and obligations of the Investor pursuant to this Agreement.

Section 5.12. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

Section 5.13. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.14. Specific Performance. The parties acknowledge and agree that in the event of a breach or threatened breach of its covenants hereunder, the harm suffered would not be compensable by monetary damages alone and, accordingly, in addition to other available legal or equitable remedies, each non-breaching party shall be entitled to apply for an injunction or specific performance with respect to such breach or threatened breach, without proof of actual damages (and without the requirement of posting a bond, undertaking or other security), and each party hereto agrees not to plead sufficiency of damages as a defense in such circumstances. Notwithstanding the foregoing, the Company’s sole remedy for a breach of Section 3.1 by a member of the Stockholder Group shall be to recover damages for breach of contract.

Section 5.15. Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not any of the transactions contemplated hereby are consummated.

Section 5.16. Effective Time. This Agreement shall automatically become effective, with no further action necessary from the parties, upon the Effective Time.

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IN WITNESS WHEREOF, the parties hereto have caused this Stockholder’s Agreement to be duly executed as of the date first above written.

SAFEHOLD INC.

By:	/s/ Marcos Alvarado
Name: Marcos Alvarado
Title: President and Chief Investment Officer

iSTAR INC.

By:	/s/ Brett Asnas
Name: Brett Asnas
Title: Chief Financial Officer

MSD VAULT INVESTMENTS, LLC

By:	/s/ Marcello Liguori
Name: Marcello Liguori
Title: Authorized Signatory

MSD EIV PRIVATE VAULT, LLC

By:	/s/ Marcello Liguori
Name: Marcello Liguori
Title: Authorized Signatory

[Signature Page to Stockholder’s Agreement]

SCHEDULE 1

(1)	(2)	(3)
Stockholder	Address, Email and Jurisdiction	Number of Shares of Company Common Stock Owned
	Attention: